PROPOSAL FOR JOINT VENTURE

Between

Novo Integrated Sciences Inc.

(“NVOS”)

And

Harvest Gold Farms Inc.

(“HGF”)

FOR THE DEVELOPMENT,

MANAGEMENT AND

OPERATION OF HEMP FARMING AND MEDICINAL CROPS

This Proposal is submitted by Novo Integrated Sciences Inc. a company organized under the laws of the State of Nevada with its offices located at 11120 NE 2nd Street, Suite 200, Bellevue, WA 98004,United States (herein referred to as “NVOS”) for the benefit of Harvest Gold Farms Inc. (herein referred to as “HGF”). This Proposal is for the purposes of developing, managing and arranging medicinal farming projects involving Hemp and Cannabis cash crops, in addition to the primary agricultural objective the Proposal is submitted as the basis of understanding for the creation of a mutually beneficial Joint Venture.

NVOS is willing to assist in development, assist in management and purchase biomass resulting from open field farming for health-related cash crops, in particular medicinal cannabis and industrial hemp and

NVOS is willing to develop and construct processing facilities as well as finished goods manufacturing and packaging facilities and

NVOS is willing to provide the Joint Venture access to its distribution pathways established either directly or indirectly through NVOS or its wholly or partially owned subsidiaries and

NVOS is willing to establish reasonable commercial cost bases to product processing and packaging ensuring a profitable and fully transparent Joint Venture and

NVOS is willing to utilize all applicable HGF tools and offerings for the purposes of developing a fully comprehensive North American business platform.

AND

HGF is willing to work towards a mutually acceptable Joint Venture and

HGF is willing to engage to its fullest potential in the licencing, employment harvesting, legal right consulting, business development within its geographical jurisdiction and

HGF is willing to assist in transport and distribution of raw and finished goods in both domestic and international jurisdictions and

HGF is willing to provide certified biomass to the JV on pre-determined, mutually agreed price per acre and participate on a net revenue split of products offered to market directly or indirectly through NVOS channels

This Proposal, dated September 11, 2019, is intended to be the basis of a Joint Venture between the parties for a term of five years with an extension of an additional five years which terms are to be negotiated in good faith within two years of the expiration of the original term and assumed to be very close to terms present under the original term. Both parties agree to work cooperatively to negotiate a definitive agreement which encapsulates the terms and spirit of this Proposal and acknowledge that time is of the essence.

ARTICLE 1-ENTERPRISE NAME

1.1	The Joint Venture will be registered and incorporated in a Canadian jurisdiction mutually acceptable to both parties and will be referred to as the “Company”, the Company shall have all the liabilities of the project in relation to finance and operation with HGF having no liability in relation to the project.

ARTICLE 2- RELATIONSHIP OF PARTIES

2.1	The parties will work in a Joint Venture relationship with NVOS providing the development and operation of the project including sales and HGF providing the land, farming expertise, biomass and necessary approvals for the development of the agricultural project.

ARTICLE 3- OFFICE LOCATION

3.1	The Company shall have an office in the NVOS head office location as well as an office on the project location and if necessary, offices in international jurisdictions for the purpose of sales and promotion.

ARTICLE 4- START UP CAPITAL AND CONTRIBUTIONS

4.1	Each of the partners shall contribute to the start-up as follows:

4.1.1	NVOS

●	Complete and finalize a Business Plan, farm engineering and layout plans, a detailed procurement project binder and an implementation and roll-out plan
●	Make arrangements for construction of any facilities required for the profitable farming of medicinal crops
●	Direct project finance model and selection of EPC and Management service providers
●	Arrange for product purchase contracts

4.1.2	HGF

●	Will provide the land and approvals for greenhouse (if necessary), open field farming and other facilities as required
●	Arrange for all required titled land for greenhouses and outdoor agriculture platforms
●	Arrange for all building permits, environmental approvals and HGF internal approvals including confirmation of tax-free Company status for the duration of the proposal (if possible)
●	Provide elite farming expertise for the purposes of maximizing potential profits

ARTICLE 5- HGF AND NVOS COMMITMENTS SCHEDULE

5.1	Upon execution of the proposal, HGF will provide necessary documentation (allocated land) required for the completion of the construction and management package.

5.2	Harvesting schedule occurs as dictated by determined cash crop selection. Accompanying cash flow projections will be completed upon binding buyer contract receipt.

ARTICLE 6- PRINCIPLE AND LINE OF CREDIT RETURNS

6.1	Priority is given to all debt service requirements with principle pay-back schedule adherence based on cash flow actual conditions. Distribution to partners as per proposal on a “last to issue” basis.

ARTICLE 7- TERM OF PROPOSAL

7.1	The initial term of this Proposal shall, unless sooner terminated, expire in Five (5) years from the date of execution of the Proposal. NVOS and HGF may renew the proposal within Three (3) years of the expiry of the initial term upon mutual proposal.

7.2	Both parties may enter buyout negotiations on terms agreeable to both parties.

ARTICLE 8- OBLIGATIONS OF NVOS

8.1	To maintain all financial records of the Company and provide quarterly and annual reporting to all Company stakeholders. All records are kept under GAAP compliance standards.

8.2	Assign and direct operational staff from onset to proposal termination.

8.3	To remunerate HGF on the basis of a mutually agreeable distribution allocation.

8.4	To issue Novo common stock to HGF at commercially reasonable value in consideration of future equity appreciation.

ARTICLE 9- OBLIGATIONS OF HGF

9.1	To assist the Company in any way deemed necessary by the Company in the marketing and sales of all cash crop associated to the projects both domestically and internationally.

9.2	To maintain positive relations with agencies (government and environmental) ensuring continuing land use and development.

9.3	To promote and maintain positive public relations activities ensuring positive Company public opinion.

9.4	To grow medicinal agriculture crop at the highest standard

9.5	To grow in the most profitable manner while maintaining the standards of excellence required to maintain elite status

ARTICLE 10- MANAGEMENT PERSONNEL

10.1	All staffing, including but not limited to, management, specialized or general labor requirements for farming will be the sole responsibility of HGF.

ARTICLE 11- DIVIDEND DISTRIBUTIONS

11.1	The distribution will be based on NVOS audited review and will be made within three months of annual considerations on the basis of a seventy percent of net profit to NVOS and thirty percent of net profit to HGF.

ARTICLE 12- CURRENCY

12.1	Except where otherwise expressly provided, all amounts of monies referenced are in US dollars.

ARTICLE 13- BANKING AND ACCOUNTING

13.1	The Company will have a segregated bank account for general operating expenses and a segregated investment account for passive short-term secured investments.

ARTICLE 14- FINANCIAL STATEMENTS

14.1	The Company will prepare quarterly statements for partner review, released on the 15th day of each subsequent quarter.

14.2	The Company’s audited annual filing will be prepared in accordance to NVOS requirements for the purposes of consolidation on a GAAP basis.

ARTICLE 15- TAXES

15.1	The Company will ensure timely remittance of all tax liabilities and ensure specific adherence to any specific tax considerations. HGF will ensure maximum tax reduction and where possible elimination of any tax consideration.

ARTICLE 16- PRESERVATION OF RECORDS

16.1	All company records will be kept for a minimum of five years unless otherwise required by federal or provincial law.

ARTICLE 17- ASSIGNMENT BY NVOS

17.1	During the term of this proposal NVOS shall have the right to assign, transfer or sell all or part of its interest in the proposal upon the terms and conditions herein, subject only to prior written notice to HGF.

ARTICLE 18- ASSIGNMENT BY HGF

18.1	During the term of this proposal HGF shall have the right, upon written approval of NVOS, to assign, transfer or sell all or part of their interest in this proposal.

ARTICLE 19- BEST EFFORTS

19.1	NVOS and HGF covenant and agree to make their best efforts to fully develop the projects as well as all projects associated to Joint Venture.

ARTICLE 20- INDEMNIFICATION

20.1	The parties agree to mutually defend, indemnify and save one another harmless from and against any claims, demands, actions, losses, damages, costs, charges, liabilities and any expenses, including legal fees of whatever kind arising out of or in connection with each parties’ activities conducted pursuant to this Proposal.

ARTICLE 21- CONFORMITY WITH LAWS

21.1	In this Proposal, the singular includes the plural and the masculine includes the feminine and neuter and vice versa unless the context otherwise requires.

21.2	If any provision or part of any provision in this Proposal is void for any reason or found to be unenforceable, it may be severed without affecting the validity and enforceability of the balance of the Proposal.

21.3	This Proposal binds and benefits the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

21.4	This Proposal contains the sole and entire proposal between the parties and supersedes any and all other proposals, both verbal and written, between them.

21.5	The parties agree that neither of them has made any representations with respect to the subject matter of this Proposal, or any representations inducing the execution and delivery hereof, except such representations as are specifically set forth herein.

ARTICLE 22- CONFIDENTIALITY

22.1	The parties shall keep confidential all business terms and conditions of this Proposal and neither shall release such information to any other party without the express written consent of the other, in the case of NVOS, it is understood that NVOS will be filing this Proposal with the Security Exchange Commission of the United States of America in a matter compliant to publicly listed company rules.

ARTICLE 23- ENTIRE PROPOSAL

23.1	No waiver or modification of this Proposal or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith.

23.2	Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties arising out of or affecting this proposal, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.

23.3	the provisions of this paragraph may not be waived as set forth herein.

ARTICLE 24- AFFIRMATION AND EXECUTION

24.1	This proposal is delivered in true form to Michael Scully of HGF from Robert Mattacchione CEO and Chairman of Novo Integrated Sciences Inc.

Signed and Delivered on this 11th day of September, 2019.

Per:	/s/ Robert Mattacchione
Robert Mattacchione

ACKNOWLEDGEMENT

The Principles of HARVEST GOLD FARMS INC. acknowledge having read the above-PROPOSAL FOR JOINT VENTURE and agree to its terms in their entirety.

Per:	/s/ Michael Scully, BBA, J.D.
Michael Scully, BBA, J.D.